UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2016

TAKUNG ART CO., LTD

(Exact name of registrant as specified in its charter)

Delaware	333-176329	26-4731758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Flat/RM 03-04 20/F Hutchison House 10 Harcourt Road, Central, Hong Kong

(Address of Principal Executive Offices)

Registrant’s telephone number: +852 3158-0977

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 22, 2016, the board of directors of the Company approved the resignation of Mr. Di Xiao as Chief Financial Officer of the Company with immediate effect.

On February 22, 2016, the board of directors of the Company approved the appointment of Chun Hin Leslie Chow as the new Chief Financial Officer of the Company, effective February 22, 2016. Mr. Chow will serve as Chief Financial Officer of the Company for an Initial Period of three (3) months and unless his employment is terminated at the end of the Initial Period, his term of employment shall automatically renew for another fifteen (15) months or till his resignation, dismissal, death or when his successor is duly elected and qualified.

Also on February 22, 2016, the board of directors of the Company approved the appointment of Mr. Chow as the new Chief Financial Officer of the Company’s wholly-owned Hong Kong subsidiary, HongKong Takung Assets and Equity of Artworks Exchange Co., Ltd, effective February 22, 2016. His probation period would be for one month.

Mr. Chow’s compensation as Chief Financial Officer of both the Company and its Hong Kong subsidiary is set forth in employment agreements between Mr. Chow and the Company and its subsidiary dated February 22, 2016. Pursuant to the agreements, Mr. Chow will receive an annual salary of $82,000 for his services as Chief Financial Officer of the Company and a monthly salary of HK$45,000 (approximately $5,790) for his services as Chief Financial officer of the Company’s Hong Kong subsidiary.

Mr. Chow is a qualified Certified Public Accountant in the United States. Mr. Chow has extensive experience in financial advising and has been engaging in the profession for more than ten (10) years. Mr. Chow graduated with Highest Honors from the University of California, Santa Barbara, with a Bachelor of Arts degree in Business Economics. From October 2005 to March 2009, Mr. Chow worked at Deloitte & Touche LLP in the United States with his last position as audit senior. From April 2009 to April 2011, Mr. Chow worked as a manager in Albeck Financial Services, a financial consulting firm in the United States. In May 2011, Mr. Chow became a managing director in Albeck Financial Services and was promoted to partner in March 2014. Mr. Chow was mainly responsible for financial reporting review, GAAP technical consultation, financial statement audit preparation, valuation of financial instruments and assisting companies with their management assessment of internal controls under Section 404 of Sarbanes Oxley Act and other corporate governance requirements. Mr. Chow has been an independent non-executive Director of Golden Power Group Holdings Limited, a company listed on the Hong Kong Stock Exchange, since June 2015. Mr. Chow has also been an independent non-executive Director of PPS International (Holdings) Limited, a company listed on the Hong Kong Stock Exchange, since September 2015. Since August 17, 2015, Mr. Chow has been a consultant to the Company.

There is no family relationship between Mr. Chow and any of our other officers and directors. Except for being a consultant to the Company since August 17, 2015, and the employment agreements described below, Mr. Chow has not had any transaction with us since the beginning of our last fiscal year.

The foregoing description of the principal terms of the employment agreement is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the employment agreements attached hereto as Exhibits 10.1 and 10.2, which are incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated February 22, 2016, between the Company and Chun Hin Leslie Chow.

10.2	Employment Agreement, dated February 22, 2016 between HongKong Takung Assets and Equity of Artworks Exchange Co., Ltd and Chun Hin Leslie Chow.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Takung Art Co., Ltd

Date: February 22, 2016

/s/ Di Xiao
Name: Di Xiao
Title: Chief Executive Officer, and Director